Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	T. May Kulthol
206-318-7893	206-318-7100
Starbucks Announces Record Fourth Quarter and Fiscal Year End 2005 Results
Consolidated Net Revenues Increase 20 Percent to $6.4 Billion
Net Earnings Increase 27 Percent to $494 Million
1,672 New Stores – Highest Annual Store Openings in Company History

SEATTLE; November 17, 2005 – Starbucks Corporation (NASDAQ: SBUX) today announced revenues and earnings for its fiscal fourth quarter and fiscal year ended October 2, 2005, which included 13 weeks and 52 weeks, respectively. The fiscal fourth quarter and fiscal year ended October 3, 2004, included 14 weeks and 53 weeks, respectively. All applicable references to earnings per share have been adjusted to reflect the recent two-for-one stock split completed on October 21, 2005.
For the 13 weeks ended October 2, 2005, consolidated net revenues increased to a record $1.7 billion from $1.5 billion for the 14-week period in fiscal 2004. Net revenues increased 23 percent when calculated on a comparative 13-week basis for both fiscal 2005 and 2004. Net earnings for the 13 weeks ended October 2, 2005, increased 21 percent to $124 million from $103 million for the 14-week period in fiscal 2004. Fully diluted earnings per share were $0.16 for the 13 weeks ended October 2, 2005, compared to $0.12 per share for the 14-week period in fiscal 2004.
For the 52-week fiscal year ended October 2, 2005, consolidated net revenues rose to a record $6.4 billion from $5.3 billion for fiscal 2004. Net revenues increased 23 percent when calculated on a comparative 52-week basis for both fiscal 2005 and 2004. Net earnings for fiscal 2005 increased 27 percent to $494 million from $389 million for fiscal 2004. Earnings per share were $0.61 for fiscal 2005, compared to $0.47 per share for fiscal 2004.
“Starbucks record results in fiscal 2005 reflect the exciting momentum that we continue to see throughout our business, and demonstrate the underlying power of the Starbucks brand,” commented Howard Schultz, Starbucks chairman. “We are particularly encouraged by the early success and the continuously expanding development potential of our International business. From opening a record number of new stores, to the ongoing popularity of our core beverage and food items, to enhancing the customer experience through unique offerings in music and consumer products, Starbucks is appealing to a broad and diverse global consumer base.”
Schultz continued, “During the year, Jim Donald successfully transitioned into his new role as president and ceo. His contributions and leadership are evident in our record results this year.”
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“This year, we again leveraged cross-market learnings into innovative and successful new products that, combined with our popular core offerings, stirred enthusiastic response from our customers,” Jim Donald added. “Starbucks terrific financial performance, while pursuing aggressive growth, shows our ability to translate our efforts into long-term shareholder value.”
Consolidated Financial and Operating Summary
Company-operated retail revenues increased 14 percent to $1.4 billion for the 13 weeks ended October 2, 2005, from $1.2 billion for the 14-week period in fiscal 2004. Excluding the impact of the extra week in 2004, Company-operated retail revenues increased 23 percent. The increase was primarily attributable to the opening of 735 new Company-operated retail stores in the last 12 months and comparable store sales growth of eight percent for the quarter. The increase in comparable store sales was due to a four percent increase in the average value per transaction and a four percent increase in the number of customer transactions. Comparable store sales were calculated excluding the 14th week of fiscal fourth quarter 2004.
Specialty revenues increased 13 percent to $267 million for the 13 weeks ended October 2, 2005, compared to $235 million for the 14-week period in fiscal 2004. Excluding the impact of the extra week in 2004, specialty revenues increased 22 percent. Licensing revenues increased 12 percent to $184 million in fiscal 2005 and increased 20 percent on a comparable 13-week basis over fiscal 2004, primarily due to higher product sales and royalty revenues from the opening of 937 new licensed retail stores in the last 12 months. Foodservice and other revenues increased 17 percent to $82 million in fiscal 2005 and increased 27 percent on a comparable 13-week basis over fiscal 2004, primarily due to growth in new and existing U.S. and International foodservice accounts and, to a lesser extent, growth in the emerging entertainment business.
Cost of sales including occupancy costs decreased to 40.9 percent of total net revenues for the 13 weeks ended October 2, 2005, compared to 42.3 percent for the 14-week period of fiscal 2004. The decrease was primarily due to higher average revenue per retail transaction.
Store operating expenses as a percentage of Company-operated retail revenues decreased to 40.6 percent for the 13 weeks ended October 2, 2005, compared to 41.9 percent for the 14-week period of fiscal 2004, primarily due to higher average revenue per retail transaction.
Other operating expenses (expenses associated with the Company’s specialty operations) increased to 21.7 percent of total specialty revenues for the 13 weeks ended October 2, 2005, compared to 18.3 percent for the 14-week period of fiscal 2004. The increase was primarily due to higher payroll-related expenditures to support the Company’s emerging entertainment business and to support the growth of Seattle’s Best Coffee licensed café operations. In addition, marketing expenditures were higher in support of the launch of ready-to-drink coffee beverages in Japan and Taiwan.
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Depreciation and amortization expenses increased to $88 million for the 13 weeks ended October 2, 2005, compared to $74 million for the 14-week period of fiscal 2004. The increase was primarily due to the opening of 735 new Company-operated retail stores in the last 12 months. As a percentage of total net revenues, depreciation and amortization expenses increased to 5.3 percent for the 13 weeks ended October 2, 2005, from 5.1 percent for the 14-week period of fiscal 2004, primarily due to the extra sales week in fiscal 2004.
General and administrative expenses increased to $101 million for the 13 weeks ended October 2, 2005, compared to $81 million for the 14-week period of fiscal 2004. The increase was primarily due to increased charitable commitments and higher provisions for incentive compensation. As a percentage of total net revenues, general and administrative expenses increased to 6.1 percent for the 13 weeks ended October 2, 2005, from 5.5 percent for the 14-week period of fiscal 2004.
Income from equity investees increased to $29 million for the 13 weeks ended October 2, 2005, compared to $24 million for the 14-week period of fiscal 2004. The increase was primarily due to volume-driven operating results for the North American Coffee Partnership, which produces bottled Frappuccino® coffee drinks and Starbucks DoubleShot® espresso drink, and improved operating results from international investees.
Operating income increased 27 percent to $197 million for the 13 weeks ended October 2, 2005, compared to $155 million for the 14-week period of fiscal 2004. The operating margin increased to 11.8 percent of total net revenues for the 13 weeks ended October 2, 2005, compared to 10.7 percent for the 14-week period of fiscal 2004. This improvement was due to lower cost of sales including occupancy costs and store operating expenses as a percentage of total net revenues, offset in part by higher general and administrative and other operating expenses.
Income taxes for the 13 weeks ended October 2, 2005, resulted in an effective tax rate of 38.1 percent, compared to 35.1 percent in the 14-week period of fiscal 2004. For the full year of fiscal 2005, the effective tax rate was 37.9 percent, compared to 37.3 percent for the full year 2004, due to a variety of factors, none of which were individually significant.
Net earnings for the 13 weeks ended October 2, 2005, increased 21 percent to $124 million from $103 million for the 14-week period in fiscal 2004. Earnings were $0.16 per share for the 13 weeks ended October 2, 2005, compared to $0.12 per share for the 14-week period in fiscal 2004.
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Fiscal 2006 Targets
Looking ahead, Starbucks provided current fiscal 2006 targets:
•	Starbucks plans to open approximately 1,800 new stores on a global basis in fiscal 2006. In the United States, Starbucks plans to open approximately 700 Company-operated locations and 600 licensed locations. In International markets, Starbucks plans to open approximately 150 Company-operated stores and 350 licensed stores;

•	The Company is targeting total net revenue growth of approximately 20 percent and continues to expect comparable store sales growth in the range of three percent to seven percent in fiscal 2006, with monthly anomalies;

•	The Company is targeting earnings per share of $0.63 to $0.65 for fiscal 2006, including stock compensation expense estimated at approximately $0.09 per share. On a comparable basis including stock compensation expense, Starbucks expects full year and quarterly earnings per share growth for fiscal 2006 to be consistent with the Company’s longer-term 20 percent to 25 percent targeted range;

•	The effective tax rate is expected to be approximately 38 percent in fiscal 2006, with quarterly variations; and,

•	Capital expenditures are expected to be in the range of $700 million to $725 million in fiscal 2006.
Starbucks will be holding a conference call today at 1:30 p.m. Pacific Time, which will be hosted by Howard Schultz, chairman, Jim Donald, president and ceo, and Michael Casey, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the Company’s web site address of http://www.starbucks.com/aboutus/investor.asp. A replay of the call will be available via telephone through 5:30 p.m. Pacific Time on Thursday, November 24, 2005, by calling 1-800-642-1687, reservation number 4093403. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. Pacific Time on Thursday, December 15, 2005, at the following URL: http://www.starbucks.com/aboutus/investor.asp.
The Company’s consolidated financial statements, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the Company’s Annual Report on Form 10-K/A filed with the Securities and Exchange Commission on February 18, 2005, for additional information.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal quarter ended			Fiscal quarter ended
	October 2,	October 3,		October 2,	October 3,
	2005	2004		2005	2004
	(13 weeks)	(14 weeks)	% Change	(13 weeks)	(14 weeks)
	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)
Net revenues:
Company-operated retail	$1,392,714	$1,218,347	14.3%	83.9%	83.8%
Specialty:
Licensing	184,180	164,761	11.8%	11.1%	11.4%
Foodservice and other	82,347	70,189	17.3%	5.0%	4.8%

Total specialty	266,527	234,950	13.4%	16.1%	16.2%

Total net revenues	1,659,241	1,453,297	14.2%	100.0%	100.0%

Cost of sales including occupancy costs	678,886	614,288		40.9%	42.3%
Store operating expenses	565,953	510,342		(a) 40.6%	(a) 41.9%
Other operating expenses	57,932	42,889		(b) 21.7%	(b) 18.3%
Depreciation and amortization expenses	88,475	74,142		5.3%	5.1%
General and administrative expenses	100,949	80,537		6.1%	5.5%

Subtotal operating expenses	1,492,195	1,322,198	12.9%

Income from equity investees	29,494	24,150		1.8%	1.7%

Operating income	196,540	155,249	26.6%	11.8%	10.7%

Interest and other income, net	3,458	2,823		0.2%	0.2%

Earnings before income taxes	199,998	158,072	26.5%	12.1%	10.9%

Income taxes(c)	76,251	55,469		4.6%	3.8%

Net earnings	$123,747	$102,603	20.6%	7.5%	7.1%

Net earnings per common share — diluted	$0.16	$0.12

Weighted average shares outstanding — diluted	794,942	826,754

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 13 weeks ended October 2, 2005, and the 14 weeks ended October 3, 2004, were 38.1 percent and 35.1 percent for the respective periods.
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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal year ended			Fiscal year ended
	October 2,	October 3,		October 2,	October 3,
	2005	2004		2005	2004
	(52 weeks)	(53 weeks)	% Change	(52 weeks)	(53 weeks)
	(in thousands, except per share data)
				As a % of total net revenues
				(unless otherwise indicated)
Net revenues:
Company — operated retail	$5,391,927	$4,457,378	21.0%	84.7%	84.2%
Specialty:
Licensing	673,015	565,798	18.9%	10.5%	10.7%
Foodservice and other	304,358	271,071	12.3%	4.8%	5.1%

Total specialty	977,373	836,869	16.8%	15.3%	15.8%

Total net revenues	6,369,300	5,294,247	20.3%	100.0%	100.0%

Cost of sales including occupancy costs	2,605,212	2,191,440		40.9%	41.4%
Store operating expenses	2,165,911	1,790,168		(a) 40.2%	(a) 40.2%
Other operating expenses	197,024	171,648		(b) 20.2%	(b) 20.5%
Depreciation and amortization expenses	340,169	289,182		5.3%	5.5%
General and administrative expenses	357,114	304,293		5.6%	5.7%

Subtotal operating expenses	5,665,430	4,746,731	19.4%

Income from equity investees	76,745	59,071		1.2%	1.1%

Operating income	780,615	606,587	28.7%	12.3%	11.5%

Interest and other income, net	15,829	14,140		0.2%	0.3%

Earnings before income taxes	796,444	620,727	28.3%	12.5%	11.7%

Income taxes(c)	301,977	231,754		4.7%	4.4%

Net earnings	$494,467	$388,973	27.1%	7.8%	7.3%

Net earnings per common share — diluted	$0.61	$0.47

Weighted average shares outstanding — diluted	815,417	822,930

(a)	Calculated as a percentage of Company-operated retail revenues.

(b)	Calculated as a percentage of total specialty revenues.

(c)	The effective tax rates for the 52 weeks ended October 2, 2005, and the 53 weeks ended October 3, 2004, were 37.9 percent and 37.3 percent for the respective periods.
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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	October 2,	October 3,
	2005	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$173,809	$145,053
Short-term investments — available-for-sale securities	95,379	483,157
Short-term investments — trading securities	37,848	24,799
Accounts receivable, net of allowances of $3,079 and $2,231, respectively	177,930	140,226
Inventories	546,299	422,663
Prepaid expenses and other current assets	95,734	71,347
Deferred income taxes, net	70,808	63,650

Total current assets	1,197,807	1,350,895

Long-term investments — available-for-sale securities	60,475	135,179
Equity and other investments	201,461	167,740
Property, plant and equipment, net	1,842,019	1,551,416
Other assets	73,476	85,561
Other intangible assets	35,409	26,800
Goodwill	92,473	68,950

TOTAL ASSETS	$3,503,120	$3,386,541

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221,558	$199,346
Accrued compensation and related costs	232,354	208,927
Accrued occupancy costs	44,496	29,231
Accrued taxes	66,765	62,959
Short-term borrowings	277,000	—
Other accrued expenses	193,318	123,684
Deferred revenue	175,049	121,377
Current portion of long-term debt	748	735

Total current liabilities	1,211,288	746,259
Deferred income taxes, net	—	21,770
Long-term debt	2,870	3,618
Other long-term liabilities	198,328	144,683

Shareholders’ equity:
Common stock and additional paid-in capital — Authorized, 1,200,000,000 shares; issued and outstanding, 767,442,110 and 794,811,688 shares, respectively, (includes 3,394,200 common stock units in both periods)	90,968	956,685
Other additional paid-in capital	39,393	39,393
Retained earnings	1,939,359	1,444,892
Accumulated other comprehensive income	20,914	29,241

Total shareholders’ equity	2,090,634	2,470,211

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,503,120	$3,386,541

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Fiscal year ended
	October 2,	October 3,
	2005	2004
	(52 weeks)	(53 weeks)
OPERATING ACTIVITIES:
Net earnings	$494,467	$388,973
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	367,207	314,047
Provision for impairments and asset disposals	18,558	13,568
Deferred income taxes, net	(31,253)	(3,770)
Equity in income of investees	(49,633)	(31,801)
Distributions from equity investees	30,919	38,328
Tax benefit from exercise of non-qualified stock options	109,978	63,405
Net amortization of premium on marketable securities	10,097	11,603
Cash provided/(used) by changes in operating assets and liabilities:
Accounts receivable	(37,051)	(24,977)
Inventories	(121,618)	(77,662)
Accounts payable	1,223	27,948
Accrued compensation and related costs	22,711	54,929
Deferred revenue	53,276	47,590
Other operating assets and liabilities	13,118	36,356

Net cash provided by operating activities	881,999	858,537

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(643,488)	(887,969)
Maturity of available-for-sale securities	469,554	170,789
Sale of available-for-sale securities	626,113	452,467
Acquisitions, net of cash acquired	(31,110)	(7,515)
Net additions to equity, other investments and other assets	(8,498)	(64,747)
Net additions to property, plant and equipment	(592,270)	(412,537)

Net cash used by investing activities	(179,699)	(749,512)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	163,555	137,590
Borrowings under revolving credit facility	277,000	—
Principal payments on long-term debt	(735)	(722)
Repurchase of common stock	(1,113,647)	(203,413)

Net cash used by financing activities	(673,827)	(66,545)
Effect of exchange rate changes on cash and cash equivalents	283	3,111

Net increase in cash and cash equivalents	28,756	45,591

CASH AND CASH EQUIVALENTS:
Beginning of period	145,053	99,462

End of the period	$173,809	$145,053

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$1,060	$370
Income taxes	$227,086	$172,759
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Stock Compensation Expense
In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement No. 123R, “Share-Based Payment” (“SFAS 123R”), a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R requires Starbucks to measure all employee stock-based compensation awards using a fair value method and record compensation expense in the Company’s consolidated financial statements. Starbucks will adopt SFAS 123R using the modified prospective transition method in its first fiscal quarter of 2006, which ends January 1, 2006.
The Company discloses the pro forma impact of stock compensation on the Company’s net earnings and earnings per share through fiscal year end 2005 within its periodic filings with the SEC in accordance with current accounting rules. The pro forma impacts for the 13 and 52 weeks ended October 2, 2005, and the 14 and 53 weeks ended October 3, 2004, were as follows for the information presented (in thousands, except earnings per share):

	Fiscal quarter ended		Fiscal year ended
	October 2,	October 3,	October 2,	October 3,
	2005	2004	2005	2004
	(13 weeks)	(14 weeks)	(52 weeks)	(53 weeks)
Net earnings	$123,747	$102,603	$494,467	$388,973
Deduct: stock-based compensation expense determined under fair value method, net of tax	(15,409)	(13,018)	(58,742)	(45,056)

Pro forma net income	$108,338	$89,585	$435,725	$343,917

Earnings per share:
Diluted – as reported	$0.16	$0.12	$0.61	$0.47
Deduct: stock-based compensation expense determined under fair value method, net of tax	(0.02)	(0.01)	(0.08)	(0.05)

Diluted – pro forma	$0.14	$0.11	$0.53	$0.42

Business Acquisitions
In July 2005, Starbucks increased its equity ownership in its licensed operations in Southern China and Chile, to 51 percent and 100 percent, respectively, for a combined purchase price of $15 million. Previously, Starbucks owned less than 20 percent in each of these operations, which were accounted for under the cost method. These increases in equity ownership resulted in a change of accounting method, from the cost method to the consolidation method, on the respective dates of acquisition. This accounting change also included adjusting previously reported information for the Company’s proportionate share of net losses in Southern China and Chile. The cumulative effect of the accounting change for previously reported information resulted in a reduction of net earnings of $0.1 million for the 39 weeks ended July 3, 2005, and a reduction of retained earnings of $0.4 million prior to fiscal 2005.
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Segment Results
Segment information is prepared on the basis that the Company’s management reviews financial information for operational decision-making purposes. The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
13 Weeks Ended October 2, 2005	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated

Net revenues:
Company-operated retail	$1,163,533	84.3%		$229,181	82.0%		$—	—%	$1,392,714
Specialty:
Licensing	140,306	10.2		43,874	15.7		—	—	184,180
Foodservice and other	75,990	5.5		6,357	2.3		—	—	82,347

Total specialty	216,296	15.7		50,231	18.0		—	—	266,527

Total net revenues	1,379,829	100.0		279,412	100.0		—	—	1,659,241

Cost of sales including occupancy costs	544,550	39.5		134,336	48.1		—	—	678,886
Store operating expenses	482,916	41.5	(1)	83,037	36.2	(1)	—	—	565,953
Other operating expenses	46,056	21.3	(2)	11,876	23.6	(2)	—	—	57,932
Depreciation and amortization expenses	65,234	4.7		15,473	5.5		7,768	0.5	88,475
General and administrative expenses	20,123	1.5		15,622	5.6		65,204	3.9	100,949

Income from equity investees	18,202	1.3		11,292	4.0		—	—	29,494

Operating income/(loss)	$239,152	17.3%		$30,360	10.9%		$(72,972)	(4.4)%	$196,540

		% of			% of			% of
		United			Inter-			Total
	United	States		Inter-	national		Unallocated	Net
14 Weeks Ended October 3, 2004	States	Revenue		national	Revenue		Corporate	Revenues	Consolidated

Net revenues:
Company-operated retail	$1,030,195	84.1%		$188,152	82.2%		$—	—%	$1,218,347
Specialty:
Licensing	129,351	10.6		35,410	15.5		—	—	164,761
Foodservice and other	64,945	5.3		5,244	2.3		—	—	70,189

Total specialty	194,296	15.9		40,654	17.8		—	—	234,950

Total net revenues	1,224,491	100.0		228,806	100.0		—	—	1,453,297

Cost of sales including occupancy costs	498,422	40.7		115,866	50.6		—	—	614,288
Store operating expenses	440,041	42.7	(1)	70,301	37.4	(1)	—	—	510,342
Other operating expenses	35,442	18.2	(2)	7,447	18.3	(2)	—	—	42,889
Depreciation and amortization expenses	54,096	4.4		12,155	5.3		7,891	0.6	74,142
General and administrative expenses	24,960	2.0		11,692	5.1		43,885	3.0	80,537

Income from equity investees	15,806	1.3		8,344	3.6		—	—	24,150

Operating income/(loss)	$187,336	15.3%		$19,689	8.6%		$(51,776)	(3.6)%	$155,249

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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The tables below present, by operating segment, total net revenues, operating income and operating income as a percentage of related revenues, net of intersegment eliminations for the periods ended (in thousands):

		% of		% of
		United		Inter-		% of
	United	States	Inter-	national	Unallocated	Total
52 Weeks Ended October 2, 2005	States	Revenue	national	Revenue	Corporate	Net Revenues	Consolidated
Net revenues:
Company-operated retail	$4,539,455	85.1%	$852,472	82.4%	$—	—%	$5,391,927
Specialty:
Licensing	514,932	9.7	158,083	15.3	—	—	673,015
Foodservice and other	280,073	5.2	24,285	2.3	—	—	304,358

Total specialty	795,005	14.9	182,368	17.6	—	—	977,373

Total net revenues	5,334,460	100.0	1,034,840	100.0	—	—	6,369,300

Cost of sales including occupancy costs	2,086,707	39.1	518,505	50.1	—	—	2,605,212
Store operating expenses	1,848,836	40.7 (1)	317,075	37.2 (1)	—	—	2,165,911
Other operating expenses	162,793	20.5 (2)	34,231	18.8 (2)	—	—	197,024
Depreciation and amortization expenses	250,415	4.7	56,705	5.5	33,049	0.5	340,169
General and administrative expenses	85,362	1.6	53,069	5.1	218,683	3.4	357,114

Income from equity investees	45,579	0.9	31,166	3.0	—	—	76,745

Operating income/(loss)	$945,926	17.7%	$86,421	8.4%	$(251,732)	(3.9)%	$780,615

		% of		% of
		United		Inter-		% of
	United	States	Inter-	national	Unallocated	Total
53 Weeks Ended October 3, 2004	States	Revenue	national	Revenue	Corporate	Net Revenues	Consolidated
Net revenues:
Company-operated retail	$3,800,367	84.6%	$657,011	81.8%	$—	—%	$4,457,378
Specialty:
Licensing	436,981	9.7	128,817	16.0	—	—	565,798
Foodservice and other	253,502	5.7	17,569	2.2	—	—	271,071

Total specialty	690,483	15.4	146,386	18.2	—	—	836,869

Total net revenues	4,490,850	100.0	803,397	100.0	—	—	5,294,247

Cost of sales including occupancy costs	1,782,584	39.7	408,856	50.9	—	—	2,191,440
Store operating expenses	1,546,871	40.7 (1)	243,297	37.0 (1)	—	—	1,790,168
Other operating expenses	144,853	21.0 (2)	26,795	18.3 (2)	—	—	171,648
Depreciation and amortization expenses	210,448	4.7	46,196	5.8	32,538	0.6	289,182
General and administrative expenses	80,221	1.8	48,206	6.0	175,866	3.3	304,293

Income from equity investees	37,453	0.8	21,618	2.7	—	—	59,071

Operating income/(loss)	$763,326	17.0%	$51,665	6.4%	$(208,404)	(3.9)%	$606,587

(1)	Shown as a percentage of related Company-operated retail revenues.

(2)	Shown as a percentage of related total specialty revenues.
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United States
United States total net revenues increased by $155 million to $1.4 billion for the 13 weeks ended October 2, 2005, compared to $1.2 billion for the 14-week period of fiscal 2004. Excluding the impact of the extra week in 2004, United States total net revenues increased 21 percent. United States Company-operated retail revenues increased by $133 million to $1.2 billion for the 13 weeks ended October 2, 2005, compared to $1.0 billion for the 14-week period of fiscal 2004. Excluding the impact of the extra week in 2004, United States Company-operated revenues increased 22 percent, primarily due to the opening of 574 new Company-operated retail stores in the last 12 months and comparable store sales growth of nine percent for the quarter. The increase in comparable store sales was due to a five percent increase in the average value per transaction, including three percent attributable to a beverage price increase in October 2004, and a four percent increase in the number of customer transactions.
Total United States specialty revenues increased by $22 million to $216 million for the 13 weeks ended October 2, 2005, compared to $194 million in the 14-week period of fiscal 2004. Excluding the impact of the extra week in 2004, United States specialty revenues increased 20 percent. United States licensing revenues increased to $140 million in fiscal 2005, an increase of 17 percent on a comparable 13-week basis, primarily due to higher product sales and royalty revenues as a result of opening 596 new licensed retail stores in the last 12 months. United States foodservice and other revenues increased to $76 million in fiscal 2005, an increase of 27 percent on a comparable 13-week basis, primarily due to growth in new and existing foodservice accounts, as well as growth in the emerging entertainment business.
United States operating income increased by 28 percent to $239 million for the 13 weeks ended October 2, 2005, from $187 million for the 14-week period in fiscal 2004. This improvement was primarily due to the increase in revenues discussed above. Operating margin increased to 17.3 percent of related revenues from 15.3 percent in the 14-week period of fiscal 2004, primarily due to higher average revenue per retail transaction, which favorably impacted cost of sales including occupancy costs and store operating expenses. This improvement was partially offset by higher payroll-related expenditures to support the emerging entertainment business and to support the growth of Seattle’s Best Coffee licensed café operations.
International
International total net revenues increased by $51 million to $279 million for the 13 weeks ended October 2, 2005, compared to $229 million for the 14-week period of fiscal 2004. Excluding the impact of the extra week in 2004, international total net revenues increased 31 percent. International Company-operated retail revenues increased by $41 million to $229 million for the 13 weeks ended October 2, 2005, compared to $188 million for the 14-week period for fiscal 2004. Excluding the impact of the extra week in 2004, international Company-operated retail revenues increased 31 percent, primarily due to the opening of 161 new Company-operated retail stores in the last 12 months, comparable store sales growth of six percent for the quarter and a favorable foreign currency exchange rate for the Canadian dollar. The increase in comparable store sales resulted from a four percent increase in the number of customer transactions coupled with a two percent increase in the average value per transaction.
Total international specialty revenues increased to $50 million for the 13 weeks ended October 2, 2005, compared to $41 million in the 14-week period of fiscal 2004. Excluding the impact of the extra week in 2004, international specialty revenues increased 33 percent. International licensing revenues increased to $44 million in fiscal 2005, an increase of 33 percent on a comparable 13-week basis, primarily due to higher product sales and royalty revenues from opening 341 new licensed retail stores in the last 12 months, volume driven growth in the Canadian grocery and warehouse club businesses and, to a lesser extent, the launch of new ready-to-drink coffee
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beverages in Japan and Taiwan. International foodservice and other revenues increased 31 percent from fiscal 2004, on a comparable 13-week basis, due to growth in new and existing foodservice accounts.
International operating income increased by 54 percent to $30 million for the 13 weeks ended October 2, 2005, compared to $20 million in the 14-week period of fiscal 2004. This increase was due to both revenue growth and margin improvement. Operating margin increased to 10.9 percent of related revenues from 8.6 percent in the 14-week period of fiscal 2004, due to lower cost of sales including occupancy costs and store operating expenses as a percentage of related revenues, partially offset by increased other operating expenses related to launching the new ready-to-drink coffee beverages in Japan and Taiwan.
Store Data
The Company’s store data for the periods presented are as follows:

	Net stores opened during
	the fiscal year ended		Stores open as of
	October 2,	October 3,
	2005	2004	October 2,	October 3,
	(52 weeks)	(53 weeks)	2005	2004
United States:
Company-operated Stores	574	514	4,867	4,293
Licensed Stores	596	417	2,435	1,839

	1,170	931	7,302	6,132
International:
Company-operated Stores (1)	161	141	1,133	972
Licensed Stores (1)	341	272	1,806	1,465

	502	413	2,939	2,437

Total	1,672	1,344	10,241	8,569

(1)	International store data has been adjusted for the acquisitions of the Germany, Southern China and Chile operations by reclassifying historical information from Licensed Stores to Company-operated Stores.
Starbucks Corporation is the leading retailer, roaster and brand of specialty coffee in the world, with more than 10,000 retail locations in North America, Latin America, Europe, the Middle East and the Pacific Rim. The Company is committed to offering the highest quality coffee and the Starbucks Experience while conducting its business in ways that produce social, environmental and economic benefits for communities in which it does business. In addition to its retail operations, the Company produces and sells bottled Frappuccino® coffee drinks, Starbucks DoubleShot® espresso drink, and a line of superpremium ice creams through its joint venture partnerships. The Company’s brand portfolio provides a wide variety of consumer products – innovative superpremium Tazo® teas and exceptional compact discs from Starbucks Hear Music™ enhance the Starbucks Experience through best-of-class products. The Seattle’s Best Coffee® and Torrefazione Italia® coffee brands enable Starbucks to appeal to a broader consumer base by offering an alternative variety of coffee flavor profiles.
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This release includes the following forward-looking statements: anticipated store openings, comparable store sales expectations, trends in or expectations regarding the Company’s net revenue, estimated stock based compensation expense, capital expenditures, effective tax rate, net earnings and earnings per share results. These forward-looking statements are all based on currently available operating, financial, and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal performance and expansion plans, fluctuations in U.S. and international economies and currencies, the impact of initiatives by competitors, the effect of legal proceedings, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Certain Additional Risks and Uncertainties” section of Starbucks Annual Report on Form 10-K/A for the fiscal year ended October 3, 2004. The Company assumes no obligation to update any of these forward-looking statements.
© 2005 Starbucks Coffee Company. All rights reserved.
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